As filed with the Securities and Exchange Commission on July 1, 2005

Registration No. 333-123857

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
ON
FORM S-8*

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHEMTURA CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	52-2183153 (I.R.S. Employer Identification No.)

199 BENSON ROAD MIDDLEBURY, CONNECTICUT (Address of principal executive offices)	06749 (Zip Code)

Great Lakes Chemical Corporation 2002 Stock Option and Incentive Plan
Great Lakes Chemical Corporation  1998 Stock Compensation Plan
Great Lakes Chemical Corporation 1993 Employee Stock Compensation Plan

(Full title of the plans)

LYNN A. SCHEFSKY
Senior Vice President and General Counsel
Chemtura Corporation
199 Benson Road
Middlebury, Connecticut  06749

(Name and Address of Agent For Service)

(203) 573-2000

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to	offering price	aggregate	Amount of
to be registered	be registered	per share	offering price	registration fee
Common Stock, par value $0.01 per share(1)	9,111,069 Shares(2)	(3)	(3)	(3)

(1)          Includes the preferred stock purchase rights associated with the Common Stock of Chemtura Corporation.

(2)          Also being registered hereby are such additional number of shares as may be issued pursuant to the anti-dilution provisions of the plans listed above.

(3)          All filing fees payable in connection with the issuance of these securities were previously paid in connection with the filing of the Registrant’s registration statement on Form S-4 (File No. 333-123857).

*                    Filed as a post-effective amendment on Form S-8 to the Form S-4 registration statement. See “Explanatory Notes.”

Explanatory Notes

Chemtura Corporation (formerly known as Crompton Corporation), a Delaware corporation (the “Registrant”), hereby amends its registration statement on Form S-4 (File No. 333-123857) by filing this Post-Effective Amendment No. 1 on Form S-8 (“Post-Effective Amendment”) relating to up to 9,111,069 shares of common stock, par value $0.01 per share, of Chemtura (“Chemtura Common Stock”) issuable upon exercise of options for Chemtura Common Stock that were options for Great Lakes Chemical Corporation (“Great Lakes’’) common stock prior to the Merger (as defined below) and upon the settlement of Chemtura restricted stock units that were Great Lakes restricted stock units prior to the merger, which options and restricted stock units were granted pursuant to various stock plans of Great Lakes. All shares of Chemtura Common Stock issuable upon exercise of such options and upon the settlement of such restricted stock units, which were granted pursuant to the plans covered by this Post-Effective Amendment, were previously included in the Form S-4.

Pursuant to the Agreement and Plan of Merger, dated as of March 8, 2005 (the “Merger Agreement”), by and among Chemtura, Copernicus Merger Corporation (“Merger Sub”) and Great Lakes, on July 1, 2005, Merger Sub merged with and into Great Lakes, with Great Lakes being the surviving corporation and a wholly-owned subsidiary of Chemtura (the “Merger”).

Pursuant to the Merger Agreement, each outstanding option to purchase Great Lakes common stock granted under Great Lakes’ stock plans that was unexercised as of the effective time of the Merger was assumed by Chemtura at the effective time of the Merger and became an option to purchase a number of shares of Chemtura Common Stock equal to the number of shares of Great Lakes common stock covered by the option multiplied by 2.2232 (the exchange ratio in the Merger), with any fractional amount rounded down to the nearest whole share.

Pursuant to the Merger Agreement, each Great Lakes restricted share unit granted and outstanding under Great Lakes’ stock plans as of the effective time of the Merger was converted at the effective time of the Merger into a restricted share unit for the number of shares of Chemtura Common Stock equal to the number of shares of Great Lakes common stock covered by the restricted share unit multiplied by 2.2232, with any fractional amount rounded down to the nearest whole share.

The following Great Lakes stock plans are included in the terms of the Merger Agreement:

(a)          Great Lakes Chemical Corporation 2002 Stock Option and Incentive Plan;

(b)         Great Lakes Chemical Corporation 1998 Stock Compensation Plan; and

(c)          Great Lakes Chemical Corporation 1993 Employee Stock Compensation Plan.

PART I

INFORMATION REQUIRED IN
A SECTION 10(a) PROSPECTUS

Item 1.                        Plan Information(1)

Item 2.                        Registrant Information and Employee Plan Annual Information(1)

(1)          Information required by Part I to be contained in a Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of the Form S-8 and will be sent or given to participants in the Plans as specified in Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (Commission File No. 001-15339).

(b)         (i) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 (Commission File No. 001-15339).

(ii)  The Registrant’s Current Reports on Form 8-K (Commission File No. 001-15339) filed on January 4, 2005, January 11, 2005, February 23, 2005, February 28, 2005, March 9, 2005, March 10, 2005, March 18, 2005, March 22, 2005, March 31, 2005, April 4, 2005, April 27, 2005, April 29, 2005, May 2, 2005, May 9, 2005, May 20, 2005, June 1, 2005, June 16, 2005, June 21, 2005, June 24, 2005 and July 1, 2005.

(c)          The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K (Commission File No. 1-4663) filed on September 15, 1999.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of common stock covered by this Registration Statement have been sold or which deregisters all such shares remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

The following documents previously filed by Great Lakes Chemical Corporation (Commission File No. 001-06450) with the Commission are also incorporated herein by reference:

(a)          Great Lakes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 thereto filed on Form 10K/A on April 1, 2005.

(b)         (i) Great Lakes’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005.

(ii) Great Lakes’ Current Reports on Form 8-K filed on February 1, 2005, March 10, 2005 and May 2, 2005.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Delaware.   Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court will deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article X of the Amended and Restated Certificate of Incorporation and Article VI of the Bylaws of Chemtura Corporation provide for the indemnification of directors and officers as authorized by Section 145 of the Delaware General Corporation Law. The directors and officers of Chemtura and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by Chemtura.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits

See Exhibit Index which is incorporated herein by reference.

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes:

1.                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on July 1, 2005.

CHEMTURA CORPORATION
By:	/s/ ROBERT L. WOOD
Name:	Robert L. Wood
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 1, 2005.

Signature	Title
/s/ ROBERT L. WOOD	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)
(Robert L. Wood)
/s/ KAREN R. OSAR	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
(Karen R. Osar)
*	Senior Vice President and Corporate Controller (Principal Accounting Officer)
(Michael F. Vagnini)
*	Director
(Robert A. Fox)
*	Director
(Roger L. Headrick)
*	Director
(Leo I. Higdon, Jr.)
*	Director
(C.A. Piccolo)
*	Director
(Bruce F. Wesson)

*                    An asterisk denotes execution by Robert L. Wood, Karen R. Osar or Lynn A. Schefsky, as attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Document
4.1

Amended and Restated Certificate of Incorporation of the Registrant dated September 1, 1999 (incorporated by reference to Exhibit 3(i)(a) to the Registrant’s Form 10-K for the fiscal year ended December 31, 2001 (“2001 Form 10-K”)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant dated April 27, 2000 (incorporated by reference to Exhibit 3(i)(b) to the Registrant’s 2001 Form 10-K)
4.3	Certificate of Change of Location of Registered Office and of Registered Agent dated May 18, 2000 (incorporated by reference to Exhibit 3(i)(c) to the Registrant’s 2001 Form 10-K)
4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on July 1, 2005).
4.5	By-laws of the Registrant (incorporated by reference to Exhibit 3(ii) to the Registrant’s 2001 Form 10-K)
4.6

Rights Agreement dated as of September 2, 1999, by and between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent which includes, as Exhibit A, the form of Certificate of Designations setting forth the terms of the Registrant’s Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A dated September 28, 1999)

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the securities of the Registrant to be registered under this Registration Statement**
15.1	Accountants’ Acknowledgment
23.1	Consent of KPMG LLP, independent registered public accounting firm for the Registrant
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for Great Lakes Chemical Corporation
23.3	Consent of Mayer, Brown, Rowe & Maw LLP**
24.1	Powers of Attorney of the Registrant’s directors*

*                    Filed with the original filing of the Registrant’s registration statement (Registration No. 333-123857) as filed on April 5, 2005.

**             Filed with Amendment No. 3 to the Registrant’s registration statement (Registration No. 333-123857) as filed on June 1, 2005.